                                                                     EXHIBIT 3.1

                            QUICKLOGIC CORPORATION

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION


     QuickLogic Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

     1. The name of the corporation is QuickLogic Corporation (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 4, 1997.

     2. The amendment and restatement herein set forth has been duly approved by the Board of Directors of the Corporation and by the stockholders of the Corporation pursuant to Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware ("Delaware Law"). Approval of this amendment and restatement was approved by a written consent signed by less than all of the stockholders of the Corporation pursuant to Section 228 of the Delaware Law, and notice has been given in accordance with Section 228(d) of the Delaware Law to those shareholders not signing such written consent.

     3.   The restatement herein set forth has been duly adopted pursuant to
Section 245 of the Delaware Law. This Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Corporation's Certificate of Incorporation.

     4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                                       I

     The name of this corporation is QuickLogic Corporation (the "Corporation").

                                       II

     The address of this Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                      III

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                       IV

     A.   Classes of Stock.  The Corporation is authorized to issue two classes
          ----------------
of shares to be designated respectively Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The Common Stock shall have a par value of $0.001 per share, and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock the Corporation shall have authority to issue is 100,000,000 and the total number of shares of Preferred Stock the Corporation shall have authority to issue is 10,000,000. Upon the amendment of this Article IV as set forth herein, every seven (7) outstanding shares are converted into one (1) share. Any fractional shares resulting from such conversion shall be rounded down to the nearest whole share.

     B.   Issuance of Preferred Stock.
          ---------------------------

          1.   Series of Preferred Stock.  There shall be six series of
               -------------------------
Preferred Stock designated and known as Series A Preferred Stock (hereinafter referred to as the "Series A Preferred"), Series B Preferred Stock (hereinafter referred to as the "Series B Preferred"), Series C Preferred Stock (hereinafter referred to as "Series C Preferred"), Series D Preferred Stock (hereinafter referred to as "Series D Preferred"), Series E Preferred Stock (hereinafter referred to as "Series E Preferred") and Series F Preferred Stock (hereinafter referred to as "Series F Preferred"). The Series A Preferred shall consist of 357,857 shares having the rights, preferences and privileges as set forth in this Article IV, the Series B Preferred shall consist of 1,467,805 shares having the rights, preferences and privileges as set forth in this Article IV, the Series C Preferred shall consist of 1,729,544 shares having the rights, preferences and privileges as set forth in this Article IV, the Series D Preferred shall consist of 446,428 shares having the rights, preferences and privileges as set forth in this Article IV, the Series E Preferred shall consist of 3,410,523 shares having the rights, preferences and privileges as set forth in this Article IV and the Series F Preferred shall consist of 1,354,679 shares having the rights, preferences and privileges as set forth in this Article IV.

          2.   Additional Preferred Stock.  Effective upon such time as shares
               --------------------------
of capital stock of the Corporation are first designated as qualified for trading as National Market System securities on the National Association of Securities Dealers, Inc. Automated Quotation System (or any successor national market system), the Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C.   Rights, Preferences and Privileges of Capital Stock.  The rights,
          ----------------------------------------------------
preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

          1.   Dividends.  The holders of the outstanding Series A Preferred,
               ---------
Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets legally available therefor, dividends at the rate of $0.231 per share of Series A Preferred per annum, $0.287 per share of Series B Preferred per annum, $0.448 per share of Series C Preferred per annum, and $0.448 per share of Series D Preferred per annum, $0.49 per share of Series E Preferred per annum and $0.812 per share of Series F Preferred per annum, before any dividend is paid on Common Stock. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. No dividend shall be paid on or declared and set apart for the shares of any series of Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other such series of Preferred Stock. No dividends or other distributions (other than those payable solely in Common Stock) shall be declared or paid upon Common Stock in any fiscal year of the Corporation unless dividends shall have been paid to or declared and set apart upon all shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred at such annual rate for such fiscal year of the Corporation. To the extent that dividends or other distributions are paid on the Common Stock (other than those payable solely in Common Stock), the holders of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be entitled to dividends at least as large per share (based on the number of shares of Common Stock into which such shares of Preferred Stock are convertible) as those declared or paid with respect to the Common Stock. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors.

          2.   Liquidation Preference.  In the event of any liquidation,
               ----------------------
dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

               (a) The holders of the Series F Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and the Common Stock, the sum of $8.12 (adjusted for any subdivisions, combinations, consolidations or stock distributions or dividends with respect to such shares effected after the date this Certificate was filed), plus declared and unpaid dividends for each such share of Series F Preferred then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series F Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series F Preferred, based on the number of shares of Series F Preferred then held by them.

               (b) After payment has been made to the holders of Series F Preferred of the full amounts to which they shall be entitled under Section 2(a), the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the sum of $2.331, $2.891, $4.48, $4.48 and $4.90, respectively (adjusted for any subdivisions, combinations, consolidations or stock distributions or dividends with respect to such shares effected after the date this Certificate was filed), plus declared and unpaid dividends for each such share of each such series of Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, after payment has been made to the holders of Series F Preferred of the full amounts to which they shall be entitled under Section 2(a), the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred in proportion to the full aforesaid preferential amounts to which each such holder is entitled under this Section 2(b).

               (c) After payment has been made to the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred of the full amounts to which they shall be entitled as aforesaid in Sections 2(a) and 2(b), the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred and the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation, based on the number of shares of Common Stock then held by them (treating the shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred as if they had been converted into Common Stock at the then applicable Conversion Prices).

               (d) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include (i) any transaction or series of related transactions (including, without limitation, a merger, reorganization or consolidation of the Corporation with or into any other corporation or corporations) which will result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction or series of related transactions holding securities representing less than 50% of the voting power of the surviving entity immediately following such transaction or series of related transactions or (ii) the Corporation's sale, lease or conveyance of all or substantially all of its assets.

          3.   Voting Rights.  Except as otherwise required by law or by Section
               -------------
6 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holder of Preferred Stock (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          4.   Conversion.  The holders of the Preferred Stock have conversion
               ----------
rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of the Series A Preferred,
                   ----------------
Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred. Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be convertible into the number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.331, $2.891, $4.48, $4.48, $4.90 and $8.12 respectively, by the "Conversion Price" per share in effect for such share at the time of the conversion. The initial Conversion Prices per share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be $2.331, $2.891, $4.48, $4.48, $4.90 and $8.12, respectively. Each such initial Conversion Price shall be subject to adjustment as hereinafter provided.

               (b) Automatic Conversion.  Each share of Preferred Stock shall
                   --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Price applicable to such Preferred Stock upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (prior to underwriter commissions and offering expenses) of not less than $8.75 per share (appropriately adjusted for any subdivisions, combinations, consolidations or stock distributions or dividends with respect to such shares effected after the date these Amended and Restated Articles were filed with the Secretary of State) and an aggregate offering price greater than $15,000,000 (before deduction of any underwritten commissions and/or expenses) or (ii) the affirmative vote or written consent of holders of at least two-thirds of the then outstanding Preferred Stock (voting together as a class on an as-converted basis) to convert such Preferred Stock. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such public offering.

               (c) Mechanics of Conversion. No fractional shares of Common Stock
                   -----------------------
shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of such converted shares. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b)). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock plus any declared but unpaid dividends on the converted Preferred Stock to which the holder may be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion, upon such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d) Adjustments to Conversion Price for Diluting Issues.
                   ---------------------------------------------------

                      (i) Special Definitions.  For purposes of this Section
                          -------------------
4(d), the following definitions shall apply:

                          (1) 'Options' shall mean rights, options or warrants
                              ---------
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                          (2) 'Original Issue Date' shall mean the date on which
                              ---------------------
the first share of Series A Preferred was issued.

                          (3) 'Convertible Securities' shall mean any evidences
                              ------------------------
of indebtedness, shares (other than the shares of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred) or other securities convertible into or exchangeable for Common Stock.

                          (4) 'Additional Shares of Common Stock' shall mean
                              -----------------------------------
all shares of Common Stock issued (or, pursuant to Section 4(d) (iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                              (A) upon conversion of the Series A Preferred,
Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred authorized herein;

                              (B) shares to officers, directors, or employees
of, or consultants to, the Corporation pursuant to a stock grant, option plan, purchase plan or other employee stock incentive program approved by the Board of Directors;

                              (C) up to an aggregate of 14,285 shares issued to
entities pursuant to the Company's 1991 Sales Representative Stock Purchase
Plan.

                              (D) as a dividend or distribution on Preferred
Stock;

                              (E) by way of dividend or other distribution on
shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (D) or this clause (E).

          (ii)  No Adjustment of Conversion Price.  No adjustment in
                ---------------------------------
the Conversion Price of a particular share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred.

          (iii) Deemed Issue of Additional Shares of Common Stock.  In
                -------------------------------------------------
the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                (1) no further adjustment in the Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                              (A) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                              (B) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                (4) no readjustment pursuant to clause (A) or (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                (5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

          (iv)  Adjustment of Conversion Prices Upon Issuance of
                ------------------------------------------------
Additional Shares of Common Stock.  In the event this Corporation shall issue
---------------------------------
Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price for Series A Preferred, the Conversion Price for the Series B Preferred, the Conversion Price for Series C Preferred, the Conversion Price for the Series D Preferred, the Conversion Price for the Series E Preferred or the Conversion Price for the Series F Preferred in effect immediately prior to such event, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section (iv), all shares of Common Stock issuable upon conversion of outstanding Convertible Securities and the Preferred Stock (giving effect to any then applicable anti-dilution adjustment to each series of Preferred Stock) and issuable upon the exercise of any dilutive Options shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(d)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding. For the purpose of this Section 4(d)(iv), a dilutive Option shall be deemed to be any then outstanding Option which provides for an exercise price per share of Common Stock (or per share of Common Stock following conversion of any Convertible Securities subject thereto) equal to or less than eighty percent (80%) of the price per share of the Additional Shares of Common Stock issued (or deemed issued pursuant to Section 4(d)(iii) hereof) for which the adjustment to the applicable Conversion Price pursuant to this Section 4(d)(iv) is then being made.

          (v) Determination of Consideration.  For purposes of this Section
              ------------------------------
4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (1) Cash and Property.  Such consideration shall:
                   -----------------

                   (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                   (B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                   (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

               (2) Options and Convertible Securities.  The consideration per
                   ----------------------------------
share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                              (x) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                              (y) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (vi)  Adjustments for Subdivisions, Combinations, Stock
                -------------------------------------------------
Dividends or Consolidation of Common Stock.  In the event that, at any time
------------------------------------------
after the filing of this Amended and Restated Certificate with the Secretary of State, the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise) into a greater number of shares of Common Stock, or a distribution or dividend payable in Common Stock shall be declared or paid on the Common Stock, the Conversion Prices for the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and Series F Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event that, at any time after the filing of this Amended and Restated Certificate with the Secretary of State, the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Prices for the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and the Series F Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (vii)  Adjustments for Other Distributions.  In the event the
                 -----------------------------------
Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 4 with respect to the rights of the holders of the Preferred Stock.

          (viii) Adjustments for Reclassification, Exchange and
                 ----------------------------------------------
Substitution.  If the Common Stock issuable upon conversion of the Preferred
------------
Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices for the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and Series F Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

          (e) No Impairment.  The Corporation will not, by amendment of its
              -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (f) Certificate as to Adjustments.  Upon the occurrence of each
              -----------------------------
adjustment or readjustment of the Conversion Price any series of the Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices for the shares of Preferred Stock held by such holder at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the shares of Preferred Stock held by such holder.

          (g) Notices of Record Date.  In the event that this Corporation shall
              ----------------------
propose at any time:

              (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

              (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

              (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

              (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock:

                   (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                   (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

          (h) Issue Taxes.  The Corporation shall pay any and all issue and
              -----------
other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock; provided, however, that the Corporation shall not be liable for property taxes or income taxes attributable to the holders of Preferred Stock upon conversion thereof.

          (i) Reservation of Stock Issuable Upon Conversion. The Corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     5.   Repurchase of Common Stock.  Each holder of an outstanding share
          --------------------------
of Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase, at cost, of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment, directorship or consultancy pursuant to agreements providing for the right of such repurchase between the Corporation and such persons.

     6.   Covenants.
          ---------

          (a) General.  In addition to any other rights provided by law, so long
              -------
as at least 185,714 shares of Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of two-thirds of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis:

              (i) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

              (ii) authorize any additional shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred;

              (iii) designate or issue shares of any class of stock, or reclassify any shares of Common Stock or other shares of this Corporation into shares, having any preference or priority as to dividends, conversion rights, voting rights or liquidation superior to or on a parity with any such preference or priority of any series of Preferred Stock then outstanding;

              (iv) sell, convey or otherwise dispose of or encumber all or substantially all of its property or business, or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation), or effect any transaction or series of related transactions pursuant to which shares of the Corporation representing more than fifty percent (50%) of the voting power of the Corporation are disposed of; or

              (v)   amend any provision of this Section 6.

          (b) Series F Liquidation Preference.  In addition to any other rights
              -------------------------------
provided by law, so long as at least 392,857 shares of Series F Preferred shall be outstanding, this Corporation shall not without first obtaining the affirmative vote or written consent of the holders of at least 75% of the outstanding shares of Series F Preferred, amend or repeal any provision of, or add any provision to, the Corporation's Amended and Restated Certificate of Incorporation if such action would alter or change the liquidation preference in favor of the holders of shares of Series F Preferred set forth in Section 2(a) of this Certificate of Incorporation.

                                       V

     The Corporation is to have perpetual existence.

                                       VI

          The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                      VII

     The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

                                      VIII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                       IX

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                       X

          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Effective upon such time as shares of capital stock of the Corporation are first designated as qualified for trading as National Market System securities on the National Association of Securities Dealers, Inc. Automated Quotation System (or any successor national market system), stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                       XI

          Vacancies created by newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

                                      XII

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                      XIII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.



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                                      -15-

     IN WITNESS WHEREOF, QuickLogic Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by E. Thomas Hart, its President and Chief Executive Officer and attested to by Vincent A. McCord, its Secretary, on July 29, 1997.


                              QUICKLOGIC CORPORATION
                              A Delaware Corporation


                              By: /s/ E. Thomas Hart
                                 _______________________________________________
                                 E. Thomas Hart
                                 President and Chief
                                 Executive Officer



ATTEST:


By:   /s/ Vincent A. McCord
     _________________________
     Vincent A. McCord
     Secretary

                                      -16-